Exhibit 10.42

Form of Maximum Amount Guarantee Agreement

NO.13108109Z022-[__]

The Parties:

Creditor (Party A): Anyang Branch, Guangdong Development Bank

Address: Xiduan, Renmin Street, Anyang

Legal Representative/Responsible Person: Shen Xueqing      Title: President

Tel: 0372-3672778   Fax: 0372-5937949       Postal Code: 455000

Guarantor (Party B):

Address:

Legal Representative/Responsible Person: __/__         Title:  ___/___

Business License NO.:  ___/___

ID NO. (For natural person):

Tel:               Fax:             Postal Code:

Opening Bank: ___/___

Basic Account/Settlement Account:  ___/___

Account No.:  ___/___

General Account/Savings Account:  (1)        /           Account No. ___/___

                                                          (2)           /         Account No. ___/___

Signed at Anyang, Henan

Whereas Party B voluntarily provide guarantee to Party A for the fulfillment of the debt under the Principal Agreement as stated in Article 1 hereinafter, the parties hereto enter into this Agreement through equal negotiation, the terms hereof shall be interpreted in accordance with the Principal Agreement, unless otherwise specified.

Article 1  the Principal Agreement

The Principal Agreement which is guaranteed by this Agreement, refers to the definition A :

A.
The Comprehensive Credit Line Contract, dated in 6 July 2009, numbered 13108109Z022, reached in by and between Party A and Henan Shuncheng Group  Coal  Coke Co., Ltd (hereinafter referred to as the “Debtor”) and its amendments or supplementary agreements (including but not limited to Extension Agreement. If that agreement has single agreements signed, the single agreements thereof shall also be involved in the Principal Agreement if any.)

B.
A series of agreements and their amendments or supplements (including but not limited to extension agreements) signed by Party A and __/____   (hereinafter referred to as the “Debtor”) from         /  (date)  to      /   (date) .

Article 2  Maximum Amount

2.1	The Maximum Amount of loan principal guaranteed by this Agreement:

Currency: RMB

SIXTY MILLION YUAN

RMB 60,000,000.00

2.2	All the amount and expenses defined in Article 4.

The Maximum Amount of Credit covered by this Agreement shall be the sum of the amount specified in the above two clauses.

Article 3  Type of Guaranty

3.1	The guaranty mode hereof is guaranty with joint and several liabilities;

3.2	The guarantors shall form several joint guarantees and undertake joint and several liabilities in case of several guarantors under this Agreement.

Article 4  Scope of Guaranty

The guaranty covers principal, interests, default interest, compound interest, default penalty liquidated damages, all expenses incurred in the performance of the Creditor’s Rights under the principal agreement (including but not limited to litigation fee, arbitration fee, attorney fee, travel expenses, enforcement fee, expenses for preservation of property, evaluation fees, charge for auction or disposition of property, transfer fee and announcement fee) and other payable expenses.

Article 5  Guaranty Period and Limitation of Action

5.1	Guaranty Period: two years as of the maturity date of the debt performance period under the Principal Agreement.

5.2
the guaranty period shall be two years after the date when Party A notify the debtor of the prepayment in writing in case that Party A requires the debtor to prepay the debt in accordance with laws or the Principal Agreement;

5.3
Party A has the right to ask Party B assume the guarantee liability of the Debt in whole or in part, together or separately for one or more debts during the guaranty period. The guaranty period for any one debt shall be from the effective date of this Agreement to two years as from the expiry of last installment loan in case of the repayment in installments for the debt.

5.4
If the principal creditor’s right has not been fully paid, Party A will ask the guarantor(s) to undertake the guarantee liability before the expiry of the guaranty period as stipulated in this Article for the outstanding debts. The Limitation of Action shall be calculated and applied from the date when the creditor asks the guarantor(s) to assume the guarantee liability.

Article 6  Enforcement of Guarantee

6.1
Party A can directly ask Party B to pay the loan principal and interest and relevant expenses which the Debtor fails to repay according to the principal agreement, and Party A is entitled to claim for the amount due, and to deduct the payable amount of which the debtor should repay in the accounts Party B opened with Party A or any branches of Party A without Party B’s permission.

6.2
In case the debt is guaranteed by both the personal guarantee and guarantee in rem, then if the debtor fails to repay the debt due or the circumstance where the guarantee shall be enforced as agreed by the parties happens, Party A is entitled to choose guarantee in rem as the way to perform the guarantee or require Party B to assume the guaranty liability.

6.3	Party A is entitled to ask Party B to assume the guarantee liability beforehand by written notification in case of any circumstance as follows:

a.	The Principal Agreement shall be canceled upon conditions stipulated by the law or terms and conditions;

b.	The debt under the Principal Agreement cannot be liquidated or liquidated in whole when other situations agreed by the parties in the Principal Agreement for the early repayment of the debt happen.

6.4
Other guarantors (and/or Party B) undertake to assume their guarantee liabilities even after the Creditor of the Principal Agreement waives the guarantee rights or the priority of the guarantee in rem or changes the guarantee in rem.

Article 7  Declaration & Commitment

Party B states and undertakes as follows:

7.1
Party B shall be a company or an organization that has been legally established and lawfully exists and has complete civil capacity to execute and perform this Agreement. Or Party B shall be a legally qualified natural person with complete civil capacity to execute and perform this Agreement.

7.2
Party B fully understands the terms and conditions of the Principal Agreement; The execution and performance of this Agreement are based on the Party B’s real intent and free will while Party B has already obtained all the legal and valid authorization as required by its Articles of Association or other inner management files.

If Party B is a company, the Guaranty hereof has already been passed by the board of directors and shareholders meeting according to the provisions of its Articles of Association; If the there are limitation provisions applicable to the guaranteed total amount and separate guaranty amount in the Articles of Association, the guaranty hereof shall not exceed the stipulated limit.

Legal representative or authorized representative signing the Agreement on behalf of Party B shall sign this Agreement with legal, valid authorization from the company; execution and performance of this Agreement shall not cause any breach of any contracts, agreements or other legal documents that bind Party B.

7.3	Party B shall promise all documents and materials submitted to Party A are accurate, real, complete and valid;

7.4	Party B shall accept Party A’s supervision and inspection on the production and operation condition, financial condition, and shall provide necessary assistance and cooperation;

7.5	Party B shall not conceal any already-taken huge debt before the execution date hereof;

7.6
If there are some circumstances that may affect Party B’s financial condition and performance capability, including but not limited to division, merger, joint operation, joint venture with foreign investment, cooperation, contractual operation, reorganization, restructuring, going public and other changes of forms, decrease of registered capital, transfer of significant asset or stock equity, undertaking of huge debt, annexation, dissolution, being shut-down, revocation of Business License, deteriorating of financial situation, bankruptcy application (or be applied), or involved in major litigation or arbitration, Party B shall notify Party A in writing in a timely manner.

7.7
Party B vows to ensure the due performance of all guarantee liabilities under this Agreement in case of division, merger, shareholding system reform and other circumstances during the term of this Agreement.

Article 8  Culpa In Contrahendo

In case of invalidity of this Agreement due to Party B’s fault in concluding this Agreement, Party B shall reimburse any loss or damage Party A suffers as a result of the invalidity.

Article 9  Disclosure of the Inner Related Parties of Party B And Related Transaction

The parties hereto agree to adopt clause 1 hereunder:

9.1	Party B isn’t the group customer determined by Party B according to Guidelines of Commercial Bank to the Risk Management of Granting Credit to the Group Client,( ‘Guidelines’ for short);

9.2
Party B is the group client determined by Party A according to the Guidelines. Party B shall report to Party A the related transaction with an mount more than 10% of its net asset in a timely manner according to Article 17 of Guidelines, including the relation among transaction parties, transaction items and nature of the transaction, transaction amount or its proportion, pricing policies (including transaction without any price or only with nominal amount).

Article 10  Party A’s Rights & Obligations

10.1	The right to ask Party B to submit the documents which can verify Party B’s legal status;

10.2	The right to ask Party B to submit the financial report and other materials which explains its credit information;

10.3	The right to ask Party B to assume the guarantee liability under this Agreement upon the maturity of the debt if the debtor fails to liquidate wholly or partly the debt due.

10.4	Party A shall in a timely manner notify Party B in writing of the transfer if Party A transfers its rights as a creditor to the third party during the term of this Agreement.

Article 11  Party B’s Rights and Obligations

11.1
Party B shall sign and return the receipt to the person serving the loan collection documents sent or delivered by Party A. Party B shall send the receipt in three working days after receiving the reminder letter or other collection documents (including but not limited to those sent by post, telex, cable, facsimile and Email).

11.2
Party B shall undertake the guarantee liability in the scope as defined in this Agreement notwithstanding the changes to the Principal Agreement by Party A and the debtor which could be made without Party B’s permission unless the change would impose more guarantee liability on Party B (except the interest change in accordance with relevant regulations)

11.3	In case Party A transfer the principal Creditor’s right to any third person, then Party B shall continue to undertake the guarantee liability within the original scope.

11.4
Party B shall not provide the guarantee beyond its guarantee capability or dispose the asset in the ways that may jeopardize its guarantee capability, nor shall Party B cause any damage to Party A’s rights during the guarantee period. Party B is obliged to submit Balance Sheet and the description of the guarantees provided to external parties, and regularly or occasionally provide Party A with the financial statements and other documents which can explain its real financial situation in Party A’s request.

11.5
Party A is entitled to directly ask Party B to liquidate the debt under the Principal Agreement which is due or shall be repaid early according to relevant provisions if the debtor fails to repay the loan principal and interest in accordance with the Principal Agreement. Party B shall not decline any reimbursement claim made by Party A with any excuse and voluntarily waive its right of defense as stipulated in Article 20 of The Guaranty Law of the People's Republic of China.

11.6
Party B agrees to assume the guarantee of joint and several liabilities as of the date when Party B receives written notification sent by Party A concerning cancellation of this Agreement or early recovery of the creditor’s right according to the laws or provisions during the term of this Agreement.

Article 12  Breach of Agreement

Party B shall be in breach of this Agreement in one of the following circumstances:

1.	Party B fails to fulfill guarantee liability timely according to the provisions of the Agreement;

2.	Party B makes fraudulent statement in the Agreement or breaches its commitment hereof;

3.	There happens any incident stipulated in paragraph 6 of Article 7 hereof which severely affects Party B’s finance condition and performance capability;

4.	when Party B’s business is terminated, dissolved, revoked or bankrupted;

5.	Breach of other provisions hereof by Party B;

6.
Party B fails to provide corresponding guarantee or the guarantee can hardly meet Party A’s requirement in case that the senior management staffs of Party B are suspected of being involved in corruption, bribe-taking, jobbery or other illegal management;

7.
Party B fails to provide corresponding guarantee or the guarantee can hardly meet Party A’s requirement in case that Party B is involved in severe financial loss, loss of assets or losses or other financial crisis caused by Party B’s external guarantee.

8.
Party B fails to provide corresponding guarantee or the guarantee can hardly meet Party A’s requirement in case that crisis occurs in management or financial affairs of controlling shareholders or other related companies of Party B, or Party B, controlling shareholders and other related companies are involved in a significant related transaction which may have effects on the operation of Party B;

9.	Party B fails to provide corresponding guarantee or the guarantee can hardly meet Party A’s requirement in case of the adverse change in Party B’s industry;

10.	Party B’s infringement of other Agreements between Party B and Party A or other institutions of Guangdong Development Bank.

In case there occurs any breach as above mentioned, Party A is entitled to adopt following measures respectively or jointly based on each separate circumstance:

1.	Require Party B to correct the breaches within a time limit and fulfill the guaranty liability timely;

2.	Decrease, suspend or terminate the line of credit to Party B totally or partly;

3.	Suspend or terminate, totally or partly, to accept Party B’s loan application under other Principal Agreements; Suspend or terminate, totally or partly, loan release of trade financing in process;

4.	Declare due immediately, totally or partly, Party B’s unpaid principal, interests and other payables in connection with loan or trade financing loan under other Agreements ;

5.	Terminate or relieve the Agreement, terminate or relieve other Agreement between Party B and Party A totally or partly;

6.	Require Party B compensate losses of Party A resulting from the breach of Agreements;

7.
It only needs to send notification beforehand or afterwards for Party A to deduct the money in the account that Party B opens in Party A in order to pay off all or part of debt. The undue money in the account shall be regarded as due ahead of time. In case of any discrepancy between the currency of the accounts and the pricing currency of Party A’s business, it shall be converted by the price of selling spot exchange at the deduction date when the pricing currency of Party A’s credit business is foreign currency; or be converted by the price of purchasing spot exchange at the deduction date when the pricing currency of Party A’s business is RMB currency.

8.	Other measures Party A take for necessary.

Article 13  Validity, Amendment, Termination and Suspension

13.1
This Agreement shall be effective from the date of signing and sealing by the parties to the date when the loan principal, interest, default interest, compound interest, liquidated damage, compensation, all expenses incurred in the enforcement of creditor’s rights and other payable expenses are paid off.

13.2	This Agreement has binding force on the parties and their respective legal successors or transferees after taking effect;

13.3
This Agreement is independent of the Principal Agreement in the validity. In other words, the total or partial invalidity of the Principal Agreement shall not affect the effectiveness of this Principal Agreement and the obligation of Party B;

13.4	This Agreement shall not be changed unilaterally or terminated early by either party after this Agreement becomes effective;

A written change or revision agreement may be entered into after negotiation and mutually agreed by both parties. Any revision or amendment shall constitute an inseparable part to this Agreement.

A written agreement shall be reached between the parties hereto after negotiation in case that this Agreement shall be terminated early. The terms and conditions of this Agreement shall remain in force before the written agreement takes effective.

Article 14  Notarization

The parties hereby agree and confirm: this Agreement is held to be enforceable and executed compulsorily after the notarization and Party A may apply for court enforcement which Party B shall accept unconditionally and waive the right of defense according to this Agreement in case that the debtor fails to repay the principal and interest due and other payable expenses or of any infringement by Party B as stipulated in Article 12 hereof,

Article 15  Applicable Law and Settlement of Disputes

This Agreement is governed and construed by laws of the People’s Republic of China.

All disputes and argues arising from the performance of this Agreement shall be solved through negotiation by the parties; if negotiation fails, both parties agree to adopt the same settlement of disputes as stated in the Principal Agreement;

During the settlement of dispute, other provisions in this Agreement that may not be affected shall be performed continuously.

Article 16  Special Statement of Party B

16.1
In witness hereof Party B hereto has accurate and correct understanding of the terms and conditions of this Agreement and have conducted detailed negotiation of all clauses, free of any objection, to accept this Agreement without any limitation or exemption of Party B’s liability;

16.2
with Party B’s authorization, Party A can submit the enterprise credit information to the credit service center of People’s Bank of China (or other finance regulatory organizations) during the term of the loan (or credit) and can inquire the above-mentioned organizations of the credit information of Party B and use the information at any time.

Article 17  Supplementary Provisions

17.1	The parties shall examine carefully the scope and prescriptive period of authorization of the counter-party and the signatory before the execution of this Agreement;

17.2
The parties agree that the communication and contact addresses shall be the domiciles stated in this Agreement unless otherwise provided and promise to timely notify the other party in writing in case of the change of communication and contact addresses.

17.3	In this Agreement:

Responsible person of Party A: Sun Jianyi, Tel: 0372-3672778

Responsible person of Party B:  Tel:

17.4	Any appendixes, revisions or supplements to this Agreement shall form an integral part of this Agreement and shall share the same binding force with this Agreement.

The appendixes to this Agreement includes: Approved List of Investigation of Guarantee and surety.

17.5	This Agreement shall be in two sets, respectively held by Party A and Party B and the registration authority, and the originals have same legal effect.

Article 18  Other Provisions (please attach separate sheet if necessary)

Party B voluntarily waives the right of defense that the joint and several liabilities shall only be available to the debt other than the guaranteed debt, viz. Party B, voluntarily and directly, without the prior enforcement of creditor’s right by Party A, assume the joint and several liabilities of all outstanding debt in case of any breach by the debtor.

In witness hereof the parties hereto by representative duly authorized have executed the Agreement.

Party A:	Party B:

Common Seal:	Common Seal:

Legal Representative:	Legal Representative:

Authorized representative:	Authorized representative:

Dated 6th Jul 2009